Exhibit 3.1.1

CERTIFICATE OF AMENDMENT

TO

RESTATED

CERTIFICATE OF INCORPORATION

OF

BIO-RAD LABORATORIES, INC.

(a Delaware Corporation)

Bio-Rad Laboratories, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.

The name of the corporation (hereinafter called the “Corporation”) is Bio-Rad Laboratories, Inc.

2.

The Restated Certificate of Incorporation of the Corporation is hereby amended by striking out Section 4(a) thereof and by substituting in lieu thereof the following new Section 4(a):

“The total number of shares of all classes of stock which the corporation shall be authorized to issue is 107,500,000 shares, divided into three classes of shares of stock as follows:  80,000,000 shares of Class A Common Stock, par value $0.0001 per share (“Class A Common”), 20,000,000 shares of Class B Common Stock, par value $0.0001 per share (“Class B Common”), and 7,500,000 shares of Preferred Stock, par value $0.0001 per share (“Preferred Stock”).”

3.

The amendment of the Restated Certificate of Incorporation of the Corporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Bio-Rad Laboratories, Inc. has caused this certificate to be executed by Norman D. Schwartz, its President and Chief Executive Officer, and Sanford S. Wadler, its Vice President, General Counsel and Secretary, this 6th day of May, 2004.

     /s/ Norman D. Schwartz

Norman D. Schwartz, President and Chief Executive Officer
/s/ Sanford S. Wadler
Sanford S. Wadler, Vice President, General Counsel and Secretary